UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
SCHERING-PLOUGH CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Schering-Plough Corporation
Additional Soliciting Material Concerning Proposal Seven
A number of Schering-Plough shareholders have discussed Proposal Seven with us. Since we are hearing the same concerns from many shareholders, we are providing this additional information to assist shareholders in deciding how to vote on Proposal Seven.
The proposal asks the Board “adopt a simple majority vote requirement and make it applicable to the greatest number of governance issues practicable.” In the supporting statement to the proposal, the proponent discusses certain governance issues where no shareholder vote is required, including Committee Chair assignments and director independence, as well as certain 80% vote requirements found in the governing documents.
The Company wishes to be responsive to shareholder concerns about the 80% vote requirements in its governing documents. To address these concerns the Company has committed to hire an independent firm to interview shareholders about their views on each of the current requirements for greater than a majority vote in the Company’s certificate of incorporation and bylaws. The results of the interviews will be provided to the Nominating and Corporate Governance Committee. The Chairman of the Nominating and Corporate Governance Committee has agreed that the Committee will consider the survey results in formulating recommendations for the agenda for the 2007 annual meeting of shareholders. She and the Chairman of the Board have agreed these matters will also be discussed with the full Board in their consideration of the agenda for the 2007 annual meeting of shareholders. The results of the survey will also be described in the proxy statement for the 2007 annual meeting of shareholders.
The Company has provided the assurances in the above paragraph because Proposal Seven addresses broader topics than the 80% vote requirement. We are not hearing from any shareholders, other than the proponent, that there is an interest in adding a majority shareholder vote requirement on other issues — these other issues, like the need to make director independence assessments and the need to change Committee chair assignments, apply frequently throughout the year.
We are hearing from shareholders that they wish to provide feedback on the 80% requirement but not support the other issues raised by Proposal Seven. We have committed to the survey and to consider the issue for the 2007 ballot in response.
Any shareholder wishing to provide feedback on survey design may contact the Vice President-Investor Relations or the Corporate Secretary and Vice President-Corporate Governance at the Company’s headquarters.